Exhibit 10.2

MASTER SERVICES AGREEMENT

MASTER SERVICES AGREEMENT

This Master Services Agreement (“MSA”) is made by and between Averion International Corp. (“Averion”), with an address at 225 Turnpike Road, Southborough, MA 01772 and ImmunoCellular Therapeutics, Ltd. (“Client”), with an address at 21900 Burbank Blvd, 3rd Floor, Woodland Hills, CA 91367. The parties agree that this MSA shall govern any and all work to be completed by Averion for the Client.

Governance

As a “master” form of contract, this MSA allows Averion to work on one or more projects without having to re-negotiate the basic terms and conditions contained herein. This MSA will cover work assignments as well as consulting activities without formal work assignments.

Client shall engage Averion to provide and Averion shall provide consulting services as directed by the Client or as specified in mutually agreed upon written Work Assignments as well as any mutually agreed upon written modifications (Amendment) to a Work Assignment. Each such Work Assignment and Amendment are governed by the terms and conditions of this MSA; provided, however, that in the event of a conflict between this MSA and a specific Work Assignment/amendment, the Work Assignment/Amendment shall control.

If Client wants to change a specific Work Assignment/amendment or to obtain additional services not identified in a Work Assignment, the Client must advise Averion and submit written specifications to Averion. Averion will then supply the Client with a written Change Order for the additional services. Upon written acceptance of the Change Order by the Client, these services will be performed subject to the terms of this MSA.

In the event the Food, Drug and Cosmetic Act, or any rule or regulation governing any Work Assignment, including without limitation any Good Clinical Practice regulation, is amended, revised or revoked during the term of any Work Assignment, the parties shall discuss the effect of such change on the Work Assignment. Any changes that Client determines to implement shall be handled as a Change Order, as above.

Client remains the sponsor of all studies and has not transferred any obligations to Averion pursuant to 21 CFR 312.52 unless specified in the Work Assignment. In any such instances, the obligations of Averion will be mutually agreed upon by Client and Averion in writing. Client will retain control of the relationship with the FDA unless specified in the Work Assignment.

Understanding

Both parties agree that this MSA supersedes all prior proposals, letters, discussions, negotiations, and agreements of any nature, excluding any prior Confidentiality Agreement between the parties, which shall be replaced by this MSA on the effective date of this MSA. This MSA may be amended only in a writing signed by both the Client and Averion.

Notice and Opportunity to Cure

If one party believes the other has materially failed to perform as provided in this MSA or under any Work Assignment, it shall so notify the other in writing, stating in reasonable detail the nature of the deficiency. Within fifteen (15) business days, the breaching party shall respond in writing with a plan to cure which will specify the agreed upon time to effect a cure, which shall be approved by the non-breaching party, approval shall not be unreasonably withheld. No action arising hereunder may be instituted after one year from when the non-breaching party learns of, or should reasonably be expected to have learned of, the full facts upon which action would be based.

MASTER SERVICES AGREEMENT

Proposals

(a) Averion may submit to Client a written Work Assignment/Change Order proposal specifying objectives, tasks, assumptions, delivery, and estimated costs, as a proposed Work Assignment/Change Order. Subject to the overall limit that has been agreed to by Averion and Client on the amount of fees that may be charged by Averion, all work done by Averion and proposed to Client will be calculated on a fee for service basis with the base rates and estimated completion times specified in each Work Assignment/Change Order. If Client is not satisfied with the written Work Assignment/Change Order proposal, the parties shall use best efforts to resolve any such issues within sixty (60) days of receipt thereof. In any event, Client shall accept any proposed Work Assignment/Change Order by written notice to Averion within sixty (60) days of receipt of Averion’s written proposal; otherwise the proposed Work Assignment/Change Order shall be deemed void. All labor rates and other direct costs to be used in Work Assignments and Change Orders are subject to change every January. In the event, Averion is authorized by the Client to begin working on any Work Assignment/Change Order, while the Work Assignment/Change Order is under Client review, Averion will invoice Client on a Fee-for-service basis.

(b) Client will designate one or more individuals to represent the Client with authority to make decisions with respect to this MSA and each Work Assignment proposal or Change Order. Each Work Assignment and Change Order must be signed by Client’s authorized individual and Averion prior to going into effect.

Invoices

(a) Averion will invoice Client monthly for services provided during the preceding monthly period. Services performed under a Work Assignment/Change Order will be billed according to the terms of the Work Assignment/Change Order, while consulting without a signed work assignment will be invoiced on a fee for service basis according to the rate schedule provided with Work Assignment/Change Order. Client agrees to pay Averion all charges related to services described in the invoices within 30 days of receipt of invoice. Thereafter, interest shall accrue and be payable at the rate of 12% per annum, calculated at the rate of 1% per month. In the event that Client disputes any portion of the invoice, Client shall notify Averion of such dispute within ten (10) business days of receipt and Client and Averion shall mutually agree upon a resolution of such dispute within ten (10) business days of receipt of the notice of dispute. Client will be responsible for payment for any amounts not in dispute, as stated herein. Client shall make all payments to Averion in United States Dollars (“US Currency. Averion may suspend work on any assignment with thirty days advance notice if payment is in arrears and undisputed. All pass through costs invoiced to Client will be at actual cost with no mark-up for administration or overhead. In the event Averion incurs a pass through cost in a currency other than U.S. Dollars, the parties shall determine the amount payable based on the relevant conversion rate as reported in The Wall Street Journal on the invoice date. If at any time during the term of this Agreement the Base Exchange Rate for Services specified in a foreign currency has fluctuated more than 3%, plus or minus, Averion will calculate a foreign currency exchange adjustment for those Services. The adjustment will be calculated by comparing the Base Exchange Rate with the Wall Street Journal foreign currency exchange spot rate on the last business Friday before each invoice is issued. Any resulting decrease in costs will be credited to Client and any resulting increase in costs will be invoiced to Client.

(b) A normal business day is an eight-hour day. Partial days or additional hours worked during a 24-hour period will be billed by Averion as actual hours worked. Upon written approval in advance by Client, Client will reimburse Averion for travel and other direct costs incurred by Averion personnel, contractors, or consultants. Averion personnel, contractors or consultants required to travel out of state will bill Client for an 8-hour day for any partial days worked.

Labor

Averion personnel, contractors, and consultants are independent contractors and shall not be considered to be Client employees during the term of this MSA. Averion has the right to designate who will work on this project, provided that no contractors or consultants (collectively, “Third Party Contractors”) will be designated without the prior written approval of the Client, which shall not be unreasonably withheld. Client can request reassignment of Averion staff or Third Party Contractors for any unsatisfactory performance that is unresolved to Client’s satisfaction after written notice to Averion and after Averion has a reasonable opportunity to cure. In the event either party directly or indirectly solicits staff or contractors from each other, the soliciting party agrees to give immediate notice to the non-soliciting party. If either party hires staff or consultants during the term of this MSA, then the soliciting party agrees to pay 40% of the annual salary of that staff or contractors within three (3) months of the date of the hire to the other.

Averion Warranty

(a) Averion warrants that its services shall be of professional quality. Any services provided by Averion under the technical direction of the Client, which the Client claims are less than professional quality or do not substantially meet the stated performance standards, shall be corrected by Averion without charge to Client provided that the Client provides Averion with a written notice of alleged poor

MASTER SERVICES AGREEMENT

quality at the earliest known opportunity; but in no event later than ninety (90) days after receipt of the final deliverable. Absent such notice, all services and deliverables are deemed accepted and conforming within one hundred eighty (180) days of such delivery. As Client’s exclusive remedy and Averion’s sole liability for any such defects, Averion shall cure such defects, at Averion’s expense, such that performance and deliverables conform to the applicable specifications in effect at the time performance was due and without modification of said specifications.

(b) During the term of any Work Assignment/Change Order governed by this MSA, Averion, at its sole cost and expense, shall carry and maintain insurance in the amount of Three Million ($3,000,000) Dollars. Upon written request of Client, Averion shall provide Client with a Certificate of Insurance stating that such insurance policy is in full force and effect. In the event of any breach or default by Averion under this MSA or any applicable Work Assignment/Change Order that is not cured in accordance with the preceding paragraph, Client’s monetary remedy shall be limited to the lesser of the total fees associated with any Work Assignment/Change Order or $3,000,000 across all Work Assignments/Change Orders and Client agrees that this monetary remedy shall represent the total liability of Averion under this MSA and all Work Assignments/Change Orders governed by this MSA.

(c) EXCEPT AS EXPRESSLY STATED IN THIS SERVICESWARRANTY, AVERION MAKES NO OTHER WARRANTIES WITH RESPECT TO ITS PERFORMANCE HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES WITH RESPECT TO THE OUTCOME OF ITS PERFORMANCE OR ANY ANALYSIS, THE VIABILITY OF PRODUCTS WHICH ARE THE SUBJECT OF ANY STUDY, WHETHER OR NOT THE PRODUCTS SHALL BE CLEARED BY THE FDA OR ANY OTHER REGULATORY AGENCY FOR THE STATED INDICATIONS OR IN ANY PARTICULAR TIME, WHETHER OR NOT ANY APPLICATION SHALL BE FILED, THAT THE PRODUCTS SHALL BE A COMMERCIAL SUCCESS, OR THAT THE CLIENT WILL OBTAIN ANY REVENUES OF ANY SIZE FROM ANY PRODUCT IN ANY STUDY.

(d) The Client acknowledges that the services to be provided by Averion are based on information supplied by the Client and other information in the public domain. Averion does not guarantee or warrant such services to any specifications, functions or other standards other than those supplied by Client. The sole remedy of the Client for any breach or default by Averion is the remedy specified herein or termination of this MSA as herein provided.

Client Warranties

Client warrants that it has obtained all necessary governmental and regulatory approvals to conduct any study or clinical trial described any Work Assignment, including without limitation, all applicable FDA and IRB approvals; and that all approvals shall be in full force and effect during the relevant term of any Work Assignment. Unless expressly agreed in a Work Assignment, Client is solely responsible for interaction with regulatory agencies, including without limitation, the FDA. Client further warrants that the conduct of any studies or clinical trials under this MSA will not infringe any patents, trademarks or copyrights held by third parties.

Indemnification

(a) Client agrees to indemnify, defend and hold harmless Averion, its subsidiaries, and their respective directors, officers, agents, employees and permitted subcontractors (collectively “Averion Indemnitees”) from and against any and all costs (including reasonable attorneys’ fees and expenses of litigation), expenses, damages, loss and liabilities incurred or imposed as a result of any third party claim, suit, action, demand or judgment (“Losses”) arising from or attributable to the negligence, gross negligence, intentional misconduct or inaction of Client in the performance of any of its obligations under this MSA, including without limitation:

(1) personal injury and property damage suffered by a participant due to any drug, device, biologic, consent, procedure, or protocol arising out of or in connection with, any Work Assignment/Change Order under this MSA, including without limitation, injury and damage received as result of receiving medical care or as a result of medical malpractice;

(2) any harmful or otherwise unsafe effect, including without limitation, a claim based upon a person’s use, consumption, sale, distribution, or marketing of any drug, device, biologic or procedure used in or resulting from any Work Assignment/Change Order under this MSA;

(3) Client’s performance of or involvement with any drug, device, biologic or procedure used in or resulting from any Work Assignment/Change Order under this MSA or Client’s negligent use of any data or information provided by Averion pursuant to this MSA;

(4) any violation of applicable law, rule or regulation for which Client bears responsibility for compliance; or

(5) otherwise resulting from Averion’s proper performance of the services under this MSA and any Work Assignment/Change Order hereunder;

MASTER SERVICES AGREEMENT

provided, however, that if any such Loss arises in whole or in part from the negligence, or intentional misconduct of any Averion Indemnitee(s), then the amount of such Loss for which Client shall indemnify the Averion Indemnitee(s) pursuant to this provision shall be reduced by an amount proportionate to the percentage of the responsibility of the Averion Indemnitees for such Loss.

(b) Averion agrees to indemnify, defend and hold Client and its directors, officers, agents, employees and subcontractors (collectively “Client Indemnitees”) harmless from and against any and all Losses to the extent such Losses arise from or are attributable to, the negligence, gross negligence, or intentional misconduct of Averion or its directors, officers, agents or employees, permitted contractors, or consultants provided however, Averion shall have no liability or responsibility to indemnify Client Indemnitees to the extent any Loss is attributable to the negligence, gross negligence, intentional misconduct or inaction of Client as defined above.

(c) As a condition of the indemnification provided herein, the indemnified parties shall promptly notify the indemnifying party in writing of any claim, action or proceeding potentially giving rise to indemnification hereunder. The indemnifying party shall have sole and absolute control of, and discretion in, the handling of any such claim, action or proceeding, including the selection of legal counsel. The indemnified parties shall fully cooperate with the indemnifying party in the defense and settlement of all such claims, actions and proceedings. The indemnifying party shall keep the indemnified entity reasonably informed concerning all said claims, actions or proceedings and shall not admit liability without the prior written consent of the indemnified entity.

This provision on indemnity shall survive termination or expiration of this MSA.

Limitation of Liability

(a) Notwithstanding anything to the contrary in this MSA or in any Work Assignment, the parties agree Averion shall not be liable for: (1) the lack of efficacy or complications associated with any product under study outside of Averion control, or (2) the act of any principal investigator, sub-investigator, clinical research associate, nurse, nurse-practitioner, pharmacist, or any other employee or consultant licensed to practice medicine or employed by or under agreement with any hospital, clinic, nursing service, site management organization, or other entity which is contracted to be a site for any study conducted pursuant to this MSA, even if Averion shall pay, compensate, select, train, contract with or otherwise interact with any of the foregoing.

(b) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING BUT NOT LIMITED TO LOST PROFITS) IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF SUCH DAMAGES.

This limitation of liability shall survive termination or expiration of this MSA.

Confidentiality

In order for Averion to provide services to the Client, confidential and proprietary information may be disclosed to Averion relating to Client’s past, present, and future activities (collectively, “Confidential Information”). Averion will instruct its employees, contractors, and consultants not to disclose any Client Confidential Information to third parties. Confidential Information does not include 1) information in the public domain; 2) information previously known by Averion employees or consultants prior to the commencement of this MSA or any Work Assignment; 3) information given to Averion by a third party, not known to be violating Client confidentiality; or 4) information independently developed by Averion outside the scope of the project or this MSA, or without use of Client Confidential Information. Averion agrees to keep all Client Confidential Information confidential during the term of this MSA and for a period of five (5) years from the date of termination or expiration of this MSA. Nothing in this section will prohibit Averion from disclosing Confidential Information pursuant to regulation or court order, provided Averion gives the Client as much advance notice as practical prior to disclosure and Averion protects the Client Confidential Information to the same degree as Averion protects its own Confidential Information. The Client shall bear all costs if Client wishes to dispute the disclosure of its Confidential Information.

Work Product

(a) All tangible reports, tables, data analyses, figures, listings, and correspondence created by Averion pursuant to this MSA specifically for the Client (collectively “Work Product”) other than the Averion Intellectual Property (defined below) belong to the Client and will not be disclosed by Averion to any third party except as required by any applicable federal or state law or regulation (and provided, in such event, that Averion shall notify the Client as soon as possible of such required disclosure). Averion hereby assigns, sells and transfers to client all of Averion’s right, title and interest in and to all such Work Product and all intellectual property rights therein and Client shall provide Averion with a royalty-free non-exclusive license to use the Work Product worldwide throughout the term of this MSA solely for the purposes of this Agreement.

MASTER SERVICES AGREEMENT

(b) Averion owns all rights in and to its general use intellectual property related to its business, including without limitation, all software, algorithms, processes, systems, know-how, and all data collection, report generation, metrics, data checking, data quality checking, data analysis, data displaying and modeling based procedures that it uses in its general business (collectively, “Averion IP”).

(c) Averion agrees not to disclose that the Client has specifically retained Averion for professional services unless the Client has specifically authorized that such disclosure can be made.

Property

All data and materials furnished by Client to Averion for use by Averion in connection with the services performed under this MSA or any Work Assignment or Change Order shall remain the sole property of the Client. Client may request the return of all data and confidential materials given to Averion. Averion will ship all materials back to Client upon satisfactory negotiation of all invoices.

Averion Audits

Client shall be entitled to one audit at no charge to Client per Work Assignment and subsequent Change Orders at the Client’s discretion and upon reasonable advance notice to Averion. Audits are intended to monitor the operations of Averion hereunder, to examine standard operating procedures, facilities, books, records, papers, files and documentation, including computer files, data bases and records, at Averion’s facilities, and, generally, to understand the manner in which tasks are being performed hereunder, determine the adequacy of records, ensure the tasks are being performed in accordance with this Agreement and applicable regulations. This audit shall be conducted during normal business hours and will be at no expense to the Client. Subsequent audits win be billed on a fee for service basis.

Exemption

Client acknowledges that Averion will require from Client information, materials, and data in order to perform services properly. Averion is not responsible for errors, delays, or other consequences arising from the failure of Client to provide such data, records, or necessary background to permit Averion to perform services. Neither party will be liable for any delay or failure to perform as required under this MSA to the extent that such delay or failure to perform is caused by circumstances reasonably beyond either party’s control, including, without limitation, labor disputes, accidents, any law, order or requirement of any governmental agency or authority, civil disorders or commotions, acts of aggression or terror, fire or other casualty, strikes, acts of God, explosions, material shortages, act required to comply with any laws of the United States or Massachusetts. Performance time will be considered extended for a period of time equivalent to the time lost because of any such delay or failure to perform.

Generic Drug Enforcement Act of 1992

Averion represents that it and its employees, affiliates and agents have never been (i) debarred or (ii) convicted of a crime for which a person can he debarred under Section 306(a) or 306(b) of the Generic Drug Enforcement Action of 1992. Averion represents that it has never been and, to the best of its knowledge after due inquiry, none of its employees, affiliates, or agents has ever been (1) threatened to be debarred or (2) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 306(a) or (b). Averion agrees that it will promptly notify Client in the event of any such debarment, conviction, threat or indictment.

Assignment

Neither party shall assign this MSA or any Work Assignment/Change Order without the prior written consent of the other party; provided, however a party may assign this MSA or any Work Assignment/Change Order without prior consent in the event of the sale of its business.

Non-Waiver

The waiver, forbearance or failure by either party to claim a breach of any provision of this MSA or any Work Assignment or Change Order pursuant hereto, or to exercise any right or remedy provided by this MSA, shall not be deemed to constitute a modification of any provision of this MSA, or a waiver or estoppel with respect to any subsequent breach or with respect to any provision thereof.

Changes and Modifications

No changes or modifications of this MSA or any Work Assignment or Change Order shall be deemed effective unless in writing and executed by the parties hereto.

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Severability

If any provision of this MSA or any Work Assignment/Change Order pursuant hereto shall be determined to be invalid or unenforceable, the validity and effect of the remaining provisions of this MSA or such Work Assignment/Change Order shall not be affected thereby.

Term, Termination and Effects of Termination

(a) This MSA will be effective from the date of signature of the latter party to sign and will remain in effect for a period of five years or until the last Work Assignment/Change Order is completed, whichever is longer. Notwithstanding the foregoing, Averion may terminate this MSA and all open Work Assignments/Change Orders upon written notice in the event that Client files for bankruptcy protection or seeks any similar relief from creditors, or fails to pay for work done as required. Upon termination of this MSA and payment in full for all work done through termination of any Work Assignment/Change Order, in addition to payments specified by any early termination clauses in a Work Assignment/Change Order, if so requested by the other party, each party will promptly return to the other all documents or data which are specified to contain Confidential Information, provided, however, that each party may retain one copy of such Confidential Information for documentation.

(b) If a study is stopped for efficacy, safety, or compliance in accordance with the applicable protocol, the Work Assignment/Change Order will be immediately terminated and Averion will have thirty (30) days to wind-down the Work Assignment/Change Order. Alternatively, Client may terminate a Work Assignment/Change Order for any reason with thirty (30) days written notice. Upon receipt of notice of such early termination of any Work Assignment/Change Order, Averion shall use commercially reasonable efforts to avoid incurring any additional costs and to fully cooperate in disengaging from any Work Assignment/Change Order and eliminating or minimizing all externally cancelable costs, damages, penalties and expenses connected with the termination of the Work Assignment/Change Order or this MSA. Averion shall comply with all applicable warranties during the wind-down period, provided however, that if the Client does not permit Averion to perform applicable compliance-related activities (e.g., GCP, SOP or other applicable standard) during such period, Client agrees to accept the materials without a warranty for such compliance-related activities; or permit such compliance related activities in accordance with a budget estimate to be provided by Averion. However, nothing in the foregoing is intended to compromise patient safety in the event a study is suspended or terminated. Further, the parties shall cooperate with each other during such trial or project termination to safeguard patient safety and otherwise to comply with applicable laws and regulations.

Headings

Any heading used in this MSA or any Work Assignment/Change Order is inserted for convenience of reference only and shall not be construed to affect the construction or interpretation of any provision hereof.

Governing Law

This MSA and the rights and obligations of the parties hereunder shall be governed by and consumed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law rules. Any legal proceeding arising out of or relating to this MSA shall be brought in a court located in the Commonwealth of Massachusetts. Each party consents and submits to the exclusive jurisdiction and venue of such courts for the purpose of all legal actions and proceedings arising out of or relating to this MSA, including the federal district courts located in the Commonwealth of Massachusetts.

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Notice

Any notice to be given hereunder or under any Work Assignment/Change Order, unless otherwise specified in the relevant Work Assignment/Change Order, shall be in writing and shall be deemed given 3 days after being deposited in the United States certified mail (postage prepaid, return receipt requested), 1 day after being deposited with a nationally recognized overnight courier (shipping prepaid), or immediately upon acknowledged hand delivery or electronic confirmation of being sent by facsimile as follows (or to such other addressee as a party specifies from time to time via written notice as below):

If to Averion:	If to Client:

Averion International Corp. 225 Turnpike Road Southborough, MA 01772 Attention: Chief Executive Officer Fax: 508-597-5836	ImmunoCellular Therapeutics, Ltd. 21900 Burbank Blvd, 3rd Floor Woodland Hills, CA 91367

In witness whereof, the parties intending to be legally bound, do hereby execute this MSA by their duly authorized representatives:

AVERION INTERNATIONAL CORP.	IMMUNOCELLULAR THERAPEUTICS, LTD.

Accepted by:	Accepted by:

/s/ Lawrence R Hoffman	/s/ Manish Singh
Authorized Signature	Authorized Signature

CFO	President & CEO
Title	Title

9/1/10	Aug, 31, 2010
Date	Date